Exhibit 99.1

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For Immediate Release To:                          For Information Contact:
Analysts, Financial Community, Media               Al Petrie (504) 799-1953
                                                   Charles Meade (504) 799-4814

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    EPL Announces Closing of South Louisiana Acquisition and Increase in 2005
                       Exploration and Development Budget


New Orleans, Louisiana, January 20, 2005...Energy Partners, Ltd. ("EPL") (NYSE:EPL) today announced that it had closed the previously announced acquisition of properties and reserves in south Louisiana for $146.0 million, after adjustments for the exercise of preferential rights by third parties and estimated closing adjustments. The acquisition is composed of nine fields, four of which are currently producing, with estimated proved reserves of 51.5 billion cubic feet of natural gas equivalent as of January 20, 2005.

The Company also said that the borrowing base on its credit facility has been increased to $150 million. EPL utilized cash on hand and drew down $60 million from its credit facility to fund the acquisition.

In connection with the acquisition, EPL's board has approved a budget increase of $40 million to cover exploration and development expenditures related to the properties and prospects in the acquisition, bringing the overall 2005 exploration and development budget to $240 million. The Company has also recently entered into hedges covering 15,000 Mmbtu per day of natural gas with a floor of $5.00 and a cap of $10.00 per Mmbtu for the months of July through December in 2005. For 2006, new contracts are in place covering 15,000 Mmbtu of natural gas per day with a floor of $5.00 and a cap of $9.50 per Mmbtu.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.

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Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.
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